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                                   S2 GOLF, INC.                      EXHIBIT 11
                        COMPUTATIONS OF EARNINGS PER SHARE

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                                                                      Year Ended December 31
                                                             --------------------------------------
                                                              1995(A)       1994(B)        1993(A)
                                                              ----          ----           ----
Average Number of Shares
Outstanding Before Adjustments                                2,205,647     2,194,009      2,186,084

Average Number of Common Stock and
Common Stock Equivalents Outstanding
During the Year                                               2,205,647     2,194,009      2,186,084

Net (Loss) Income Applicable to Common Stock:
(Loss) Income Before Cumulative Effect
of Change in Accounting Principle
                                                                (80,468)      228,501       (802,125)

(Loss) Income From Continuing Operations
Applicable to Common Stock                                      (80,468)      228,501       (802,125)

Cumulative Effect of Change in Accounting
Principle                                                           ---            --        423,129

Net (Loss) Income Applicable to Common
Stock                                                           (80,468)      228,501       (378,969)

Net (Loss) Income Per Common Stock and
Common Stock Equivalent Shares:
(Loss) Income Before Cumulative Effect
of Change in Accounting Principle
                                                                   (.04)          .10           (.37)

Cumulative Effect of Change in
Accounting Principle                                                ---            --            .20

Net (Loss) Income                                                  (.04)          .10           (.17)

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(A) The calculations of fully diluted earnings per share are antidilutive.

(B) The difference between primary earnings per share and fully diluted earnings per share is insignificant; therefore, fully diluted earnings per share is not shown.